                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             ASPEC TECHNOLOGY, INC.,
                      ASPEC ACQUISITION THREE CORPORATION,
                            NOVO SYSTEMS CORPORATION

                                OCTOBER 20, 1999

                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
1.    Certain Definitions .........................................................     6

2.    The Merger ..................................................................     7
      2.1   Merger; Effective Time of the Merger ..................................     7
      2.2   Closing ...............................................................     8
      2.3   Effect of the Merger ..................................................     8
      2.4   Tax-Free Reorganization ...............................................     8
      2.5   Novo Stock Options and Convertible Securities. ........................     8

3.    Effect of Merger on the Capital Stock of Novo; Exchange of Certificates .....     8
      3.1   Exchange of Stock .....................................................     8
      3.2   Fractional Shares .....................................................     8
      3.3   Exchange of Certificates ..............................................     9
      3.4   Taking of Necessary Action; Further Action ............................    10

4.    Securities Act Compliance ...................................................    10
      4.1   Securities Act Exemption ..............................................    10
      4.2   Stock Restrictions ....................................................    10

5.    Representations and Warranties of Novo and the Majority Shareholders ........    11
      5.1   Organization, Qualification, and Corporate Power ......................    11
      5.2   Authorization .........................................................    11
      5.3   Capitalization ........................................................    11
      5.4   Noncontravention ......................................................    12
      5.5   Broker's Fees .........................................................    12
      5.6   Financial Statements ..................................................    13
      5.7   Subsidiaries ..........................................................    13
      5.8   Title to Assets .......................................................    13
      5.9   Events Subsequent to Most Recent Fiscal Period End ....................    13
      5.10  Undisclosed Liabilities ...............................................    16
      5.11  Legal Compliance ......................................................    16
      5.12  Tax Matters ...........................................................    16
      5.13  Properties ............................................................    17
      5.14  Intellectual Property .................................................    18
      5.15  Tangible Assets .......................................................    20
      5.16  Inventory .............................................................    20
      5.17  Contracts .............................................................    20



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
      5.18  Notes and Accounts Receivable .........................................    22
      5.19  Power of Attorney .....................................................    22
      5.20  Insurance .............................................................    22
      5.21  Litigation ............................................................    22
      5.22  Product Warranty ......................................................    22
      5.23  Product Liability .....................................................    23
      5.24  Employees .............................................................    23
      5.25  Employee Benefits .....................................................    23
      5.26  Guaranties ............................................................    25
      5.27  Environment, Health, and Safety .......................................    25
      5.28  Certain Business Relationships With Novo ..............................    27
      5.29  No Adverse Developments ...............................................    27
      5.30  Full Disclosure .......................................................    27

6.    Representations and Warranties of Aspec .....................................    27
      6.1   Organization, Qualification, and Corporate Power ......................    28
      6.2   Authorization .........................................................    28
      6.3   Capitalization ........................................................    28
      6.4   Noncontravention ......................................................    29
      6.5   Brokers' Fees .........................................................    29
      6.6   SEC Filings ...........................................................    29
      6.7   Financial Statements ..................................................    29
      6.8   Litigation ............................................................    29
      6.9   No Adverse Developments ...............................................    30

7.    Pre-Closing Covenants .......................................................    30
      7.1   General ...............................................................    30
      7.2   Notices and Consents ..................................................    30
      7.3   Conduct of Business ...................................................    30
      7.4   Preservation of Business ..............................................    31
      7.5   Access to Information .................................................    31
      7.6   Notice of Developments ................................................    31
      7.7   Exclusivity ...........................................................    31

8.    Post-Closing Covenants ......................................................    32
      8.1   General ...............................................................    32
      8.2   Litigation Support ....................................................    32
      8.3   Transition ............................................................    32
      8.4   Confidentiality .......................................................    33



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
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
      8.5   Novo Employees; Employee Stock Options ................................    33

9.    Conditions to Obligations to Close ..........................................    33
      9.1   Conditions to Aspec's Obligation to Close .............................    33
      9.2   Conditions to Novo's Obligation .......................................    34

10.   Survival of Representations, Indemnification ................................    35
      10.1  Limited Survival of Representations and Warranties ....................    35
      10.2  Indemnification by Aspec ..............................................    35
      10.3  Indemnification by Majority Shareholders ..............................    36
      10.4  Notice of Claims ......................................................    36
      10.5  Third Party Claims ....................................................    36
      10.6  Limitation of Claims ..................................................    36

11.   Termination .................................................................    37
      11.1  Termination of the Agreement ..........................................    37
      11.2  Effect of Termination .................................................    38

12.   Miscellaneous ...............................................................    38
      12.1  Publicity .............................................................    38
      12.2  No Third-Party Beneficiaries ..........................................    38
      12.3  Entire Agreement ......................................................    38
      12.4  Succession and Assignment .............................................    39
      12.5  Counterparts ..........................................................    39
      12.6  Headings ..............................................................    39
      12.7  Notices ...............................................................    39
      12.8  Governing Law; Dispute Resolution .....................................    40
      12.9  Amendments and Waivers ................................................    41
      12.10 Severability ..........................................................    41
      12.11 Expenses ..............................................................    41
      12.12 Construction ..........................................................    42
      12.13 Incorporation of Exhibits and Schedules ...............................    42

EXHIBITS

Exhibit A Certificate of Merger
Exhibit B List of Novo Shareholders
Exhibit C Novo Disclosure Schedule
Exhibit D Aspec Disclosure Schedule
Exhibit E Opinion of Counsel for Novo
Exhibit F Opinion of Counsel for Aspec


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                      AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization (the "AGREEMENT") is entered into as of October 20, 1999, by and among Aspec Technology, Inc., a Delaware corporation ("ASPEC"), Aspec Acquisition Three Corporation, a California corporation and a wholly-owned subsidiary of Aspec ("MERGER SUB"), Novo System Corporation, a California corporation ("NOVO"). Aspec, Merger Sub, Novo are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."


                                    RECITALS

        A. Pursuant to a Certificate of Merger (together with any Articles of Merger required by the CBCA) providing for the merger of Merger Sub with and into Novo pursuant to the California Business Corporation Act (the "CBCA") and the Delaware General Corporation Law (the "DGCL"), the shares of Common Stock of Novo, no par value, issued and outstanding immediately prior to the effective time of the Merger will be converted into an aggregate of 1,600,000 shares of Common Stock of Aspec and $1,000,000 cash, and Novo will become a wholly-owned subsidiary of Aspec.

        B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the merger of Merger Sub with and into Novo.

        C. The respective Boards of Directors of Aspec and Novo have approved and adopted this Agreement, and the Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:

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                                    AGREEMENT

        1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

                "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.


                "BUSINESS CONDITION" means the business, financial condition, results of operations and assets of such corporate entity.

                "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

                "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

                "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                "GROSS NEGLIGENCE" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

                "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals), (e) all computer

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software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

                "LOSSES" shall mean any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding to the extent of the amount of such actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses or fees.

                "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Business Condition of the corporate entity and its subsidiaries.

                "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

                "NOVO SHAREHOLDERS" shall mean the shareholders of record of Novo immediately prior to the Effective Time of the Merger (other than the holders of Dissenting Shares (as defined herein)).

                "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        2.      The Merger.

                2.1 Merger; Effective Time of the Merger. Subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into Novo (the "MERGER") in accordance with the CBCA and the DGCL, and, as a result, Novo will become a wholly-owned subsidiary of Aspec. In accordance with the provisions of this Agreement, a Certificate of Merger in the form attached

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hereto as Exhibit A shall be filed with the California Secretary of State in accordance with the CBCA (or, to the extent required by the CBCA, Articles of Merger in form and substance mutually acceptable to counsel for Novo and counsel for Aspec) on the Closing Date (as defined in Section 2.2) and each issued and outstanding share of Common Stock, no par value, of Novo ("NOVO COMMON STOCK") shall be converted into a fraction of a share of Common Stock, $0.001 par value, of Aspec ("ASPEC COMMON STOCK") in the manner contemplated by Section 3. The Merger shall become effective at the time of the filing of the Merger Agreement with the California Secretary of State (the date of such filing being hereinafter referred to as the "EFFECTIVE DATE OF THE MERGER" and the time of such filing being hereinafter referred to as the "EFFECTIVE TIME OF THE MERGER").

                2.2 Closing. The closing of the Merger (the "CLOSING") will take place as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Section 9 (the "CLOSING DATE"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, but no later than October 15, 1999.


                2.3 Effect of the Merger. At the Effective Time of the Merger, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Novo (Merger Sub and Novo are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and Novo after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, (iii) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of Merger Sub shall be the directors of the Surviving Corporation and (v) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

                2.4 Tax-Free Reorganization. The Merger is intended to qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

                2.5 Novo Stock Options and Convertible Securities. On or prior to the Effective Time of the Merger, all outstanding options, warrants and convertible securities of Novo shall terminate unless otherwise exercised prior to such time.

        3.      Effect of Merger on the Capital Stock of Novo; Exchange of
Certificates

                3.1 Exchange of Stock and Cash Consideration. As of the Effective Time of the Merger, each share of Novo Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger as provided for in Section 3.2 below), shall, by virtue of the Merger and without any action on the part of Novo Shareholders, be converted into (i) shares of Aspec Common Stock, and (ii) cash payment determined by dividing 2,600,000 by the aggregate number of shares of Novo Common Stock (the "EXCHANGE RATIO") issued and outstanding immediately prior to the

Effective Time of the Merger (including any shares issued upon the exercise of outstanding Novo options or Novo convertible securities and any Dissenting Shares). Attached as Exhibit B is a Novo shareholder list showing the shares of Aspec Common Stock and cash to be exchanged for the shares of Novo Common Stock held by each Novo Shareholder.


                3.2 Fractional Shares. No fractional shares of Aspec Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of Novo Common Stock who would otherwise be entitled to receive a fraction of a share of Aspec Common Stock shall receive from Aspec an amount of cash (rounded to the nearest whole cent) equal to the product of the fraction of a share of Aspec Common Stock to which such holder would otherwise be entitled, multiplied by $1.00. For the purpose of determining fractional shares, all shares of Aspec Common Stock to be issued to any Novo shareholder shall be aggregated.

                3.3     Exchange of Certificates.

                        (a) Exchange Agent. Prior to the Closing Date, Aspec shall appoint itself or ChaseMellon Shareholder Services, L.L.C. to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                        (b) Aspec to Provide Aspec Common Stock. Promptly after the Effective Date of the Merger, Aspec shall make available for exchange in accordance with this Section 3, through such reasonable procedures as Aspec may adopt, the shares of Aspec Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Novo Common Stock.


                        (c) Exchange Procedures. Within ten (10) days after the Effective Date of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding shares of Novo Common Stock (the "CERTIFICATES") whose shares are being converted into shares of Aspec Common Stock pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Aspec may reasonably specify, including appropriate investment representations to be made by each such shareholder) (the "LETTER OF TRANSMITTAL") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for shares of Aspec Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Aspec, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Aspec Common Stock to which the holder of Novo Common Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Novo Common Stock. From and after the Effective Date of the Merger, until

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surrendered as contemplated by this Section 3.4, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Aspec Common Stock into which the shares of Novo Common Stock represented by such Certificate have been converted. Notwithstanding the foregoing procedures, Aspec shall use its reasonable efforts to provide the form of Letter of Transmittal to Novo as soon as practical after the date hereof, and Novo shall provide such Letter of Transmittal to each Novo shareholder. The parties agree that in the event Aspec makes such Letter of Transmittal available to Novo, any Exchange Agent shall not be obligated to mail such Letter of Transmittal to the Novo shareholders.

                        (d) No Further Ownership Rights in Capital Stock of Novo. The shares of Aspec Common Stock delivered upon the surrender for exchange of shares of Novo Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Novo Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Novo Common Stock which were outstanding immediately prior to the Effective Date of the Merger. If, after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4, provided that the presenting holder is listed on Novo's shareholder list as a holder of Novo Common Stock.

                3.2 Taking of Necessary Action; Further Action. Aspec, Merger Sub, Novo shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Novo, the officers and directors of the Surviving Corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

        4.      Securities Act Compliance.

                4.1 Securities Act Exemption. The issuance of the Aspec Common Stock in the Merger shall not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), in reliance upon Section 4(2) and/or Regulation D of the Securities Act.

                4.2 Stock Restrictions. The certificates representing the shares of Aspec Common Stock issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Aspec's transfer agent), stating substantially as follows:

                        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF

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                        1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, OFFERED
                        FOR SALE, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) IN COMPLIANCE WITH RULE 144 OR (III) PURSUANT TO AN OPINION OF COUNSEL FOR ASPEC THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."



        5. Representations and Warranties of Novo . Novo represents and warrants to Aspec and Merger Sub that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 5), except as set forth in the disclosure schedule delivered by Novo to Aspec on the date hereof (and initialed by Aspec), a copy of which is attached hereto as Exhibit C (referred to herein as the "NOVO DISCLOSURE SCHEDULE"). The Novo Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

                5.1 Organization, Qualification, and Corporate Power. Novo is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Novo is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. Except as disclosed in Section 5.1 of the Novo Disclosure Schedule, there is no state, other than California, in which Novo owns any property or in which it has any employees, offices or operations. Novo has full corporate power and authority, and has all necessary and material licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5 of the Novo Disclosure Schedule lists the directors and officers of Novo. The operations now being conducted by Novo have not been conducted under any other name during the past five (5) years, except as disclosed in Section 5.1 of the Novo Disclosure Schedule.

                5.2 Authorization. Novo has full power and authority to execute and deliver this Agreement and the Merger Agreement, and, subject to receipt of the requisite approval of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of Novo are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement. This Agreement and the Merger Agreement and the transactions contemplated thereby have been approved by the Novo's Board of Directors and Shareholders. This Agreement and the Merger Agreement constitute the valid and legally binding obligations of Novo, enforceable against Novo in accordance with their respective terms and conditions. Novo need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                5.3     Capitalization.

                        (a) Capital Stock. As of the date of this Agreement, the entire authorized capital stock of Novo consists of 10,000,000 shares of Common Stock, 1,972,000 of which are issued and outstanding. In addition no stock options are currently outstanding and all options have been exercised or terminated. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective shareholders as set forth in Section 5.3(a) of the Novo Disclosure Schedule. All of the outstanding shares of capital stock have been offered, issued and sold by Novo in compliance with applicable Federal and state securities laws. As of the Closing Date, the entire authorized capital stock of Novo shall consist of 10,000,000 shares of Common Stock, 1,972,000 of which shall be issued and outstanding. As of the Closing Date, all of the then issued and outstanding shares of capital stock shall have been duly authorized, shall be validly issued, fully paid, and non-assessable, and shall be held of record by the respective shareholders as set forth in Section 5.3(a) of the Novo Disclosure Schedule. As of the Closing Date, all of the then outstanding shares of capital stock shall have been offered, issued and sold by Novo in compliance with applicable Federal and state securities laws.

                        (b) No Other Rights or Agreements. As of the date of this Agreement, Section 5.3(b) of the Novo Disclosure Schedule lists all of the holders of options, warrants, purchase rights, subscription rights, conversion rights, convertible debentures or other securities, exchange rights and other rights that could require Novo to issue, sell or otherwise cause to become outstanding any of its capital stock (the "STOCK RIGHTS"), and the number of shares of Novo Common Stock subject to such Stock Rights. Except as set forth in
Section 5.3(b) of the Novo Disclosure Schedule, there are no other outstanding or authorized Stock Rights. Except as set forth in Section 5.3(b) of the Novo Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Novo. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Novo. All of the Novo Stock Rights will be fully exercised or canceled prior to the Effective Time of the Merger. As of the Effective Time of the Merger, there will be (i) no outstanding or authorized Stock Rights, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Novo and
(iii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Novo.

                5.4 Noncontravention. Neither the execution and the delivery of this Agreement by Novo nor the consummation by Novo of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Novo is subject or any

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provision of its Articles of Incorporation or bylaws, or (B) (i) conflict with,
(ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) except as set forth in Section 5.4 of the Novo Disclosure Schedule, require any notice under, any agreement, contract, lease, license, instrument, franchise permit or other arrangement to which Novo is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

                5.5 Broker's Fees. Novo has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.


                5.6 Financial Statements. Section 5.6 of the Novo Disclosure Schedule contains the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) unaudited balance sheets and statements of income and cash flows as of and for the fiscal year ended December 31, 1998 (the "MOST RECENT FISCAL YEAR END") for Novo; and (ii) an unaudited balance sheet and statements of income and cash flows (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the fiscal period ended March 31, 1999 and June 30, 1999 (the "MOST RECENT FISCAL PERIOD ENDS") for Novo. The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Novo as of such dates and the results of operations of Novo for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments. Except as set forth in Section 5.6 of the Novo Disclosure Schedule, the books of account of Novo reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of Novo required to be reflected therein, in accordance with generally accepted accounting principles consistently applied.

                5.7 Subsidiaries. Novo has a wholly subsidiary in Japan called Zycad TSS KK and has not been a subsidiary of another company.

                5.8 Title to Assets. Novo has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Intellectual Property) used by it, located on its premises, or shown on the balance sheet contained within the Most Recent Financial Statements (the "MOST RECENT BALANCE SHEET") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and except as set forth in Section 5.8 of the Novo Disclosure Schedule. No Person other than Novo will own at the time of the Closing any assets or properties currently utilized in or necessary to the operations or business of Novo or situated on any of the premises of Novo. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of Novo (or any interest therein) except for this Agreement.

                5.9 Events Subsequent to Most Recent Fiscal Period End. Since the Most Recent Fiscal Period End, there has not been any material adverse change in the Business Condition of Novo, except as disclosed in Section 5.9 of the Novo Disclosure Schedule. Without limiting the generality of the foregoing, since that date:

                        (a) Novo has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

                        (b) except for those agreements, contracts, leases and commitments identified in Section 5.17 of the Novo Disclosure Schedule, Novo has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "NOVO AGREEMENT") or extended or modified the terms of any Novo Agreement which (i) involves the payment of greater than $10,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Novo other than in the Ordinary Course of Business, (iii) involves the sale of any material assets, (iv) involves any OEM relationship, or (v) involves any license of Novo's technology;


                        (c)     to the knowledge of Novo, no party (including
Novo) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which Novo is a party or by which it is bound and Novo has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

                        (d) none of the assets of Novo, tangible or intangible, has become subject to any Security Interest, except as set forth on
Section 5.8 of the Novo Disclosure Schedule;

                        (e) Novo has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $10,000 in the aggregate of all such capital expenditures;

                        (f) Novo has not made any capital investment in, or any loan to, any other Person;

                        (g) Novo has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness, except as provided in Section 9.1(i) hereof;

                        (h) Novo has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                        (i) there has been no change made or authorized in the Articles of Incorporation or bylaws of Novo;

                        (j) Novo has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (except upon the conversion, exchange or exercise of any such securities which are described on Section 5.3 of the Novo Disclosure Schedule) any of its capital stock;

                        (k) Novo has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock (other than with respect to any Dissenting Shares (as defined herein));

                        (l)     Novo has not experienced any damage,
destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

                        (m) Novo has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

                        (n) Novo has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to Novo than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

                        (o) Novo has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                        (p) Novo has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

                        (q) Novo has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit
Plan);

                        (r) Novo has not made any other change in employment terms for any of its directors or officers, and Novo has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

                        (s) Novo has not suffered any material adverse change or any threat of any material adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers;

                        (t) Novo has not suffered any material adverse change or any threat of any material adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

                        (u) Novo has not received notice or had knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                        (v) Novo has not changed any of the accounting principles followed by it or the method of applying such principles, except as described on Schedule 5.6 of the Novo Disclosure Schedule;

                        (w) Novo has not made a change in any of its banking or safe deposit arrangements;

                        (x) Novo has not entered into any transaction other than in the Ordinary Course of Business; and

                        (y)     Novo has not committed to any of the foregoing.

                5.10    Undisclosed Liabilities. Except as disclosed in Section
5.1 of the Novo Disclosure Schedule, Novo has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of Novo, except for (i) liabilities set forth on the Most Recent Balance Sheet and (ii) liabilities which have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business.

                5.11 Legal Compliance. Novo has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). To the knowledge of Novo, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced by or against, or received by, any governmental body alleging any failure to so comply. Novo has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of Novo as they are presently conducted, except for any such licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations which, if not obtained, would not individually or in the aggregate be likely to result Material Adverse Effect on Novo.

                5.12    Tax Matters.

                        (a) For purposes of this Agreement, "TAXES" means all federal, state, municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of Novo, together with any interest, additions or penalties, deficiencies or assessments with respect thereto and any interest in respect of such additions or penalties.

                        (b) Novo has filed all reports and returns with respect to any Taxes ("TAX RETURNS") that it was required to file. All such Tax Returns were correct and complete in all material respects, and no such Tax Returns are currently the subject of audit. All Taxes owed by Novo (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements, except any state Taxes (other than California related Taxes) which are not individually or in the aggregate material to Novo. Novo has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. Novo is not currently the beneficiary of any extension of time within which to file any Tax Return, and Novo has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                        (c) There is no dispute or claim concerning any Tax liability of Novo either (A) claimed or raised by any authority in writing or
(B) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of Novo, except for inchoate liens for taxes not yet due and payable.


                        (d) Novo has not filed a consent under Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE") concerning collapsible corporations. Novo has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. Novo has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Novo is not a party to any tax allocation or sharing agreement. Novo (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "AFFILIATED GROUP") filing a consolidated federal Income Tax Return and (B) has no any liability for the taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                        (e) The unpaid Taxes of Novo (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Novo in filing its Tax Returns.

                5.13    Properties.

                        (a) Novo does not currently own and has never previously owned any real property.

                        (b) Section 5.13 of the Novo Disclosure Schedule lists and describes briefly all real property leased or subleased to Novo. Novo has delivered to Aspec correct and complete copies of the leases and subleases listed in Section 5.13 of the Novo Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 5.13 of the Novo Disclosure Schedule to the knowledge of Novo:

                                (i)    the lease or sublease is legal, valid,
binding, enforceable, and in full force and effect in all respects;

                                (ii)   no party to the lease or sublease is in
breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                (iii)  no party to the lease or sublease has
repudiated any provision thereof;

                                (iv)   there are no disputes, oral agreements,
or forbearance programs in effect as to the lease or sublease:

                                (v)    Novo has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                                (vi)    all facilities leased or subleased
thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

                5.14 Intellectual Property.

                        (a) To the knowledge of Novo, Novo has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties. Novo has not received since its inception any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Novo must license or refrain from using any Intellectual Property rights of any third party), except as disclosed in Section 5.14 of the Novo Disclosure Schedule. To the knowledge of Novo, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of Novo. Each employee of Novo has signed an invention assignment and/or confidentiality agreement with Novo that provides that any Intellectual Property developed by such employee while employed by Novo is the sole property of Novo.

                        (b) Section 5.14(b) of the Novo Disclosure Schedule identifies (i) all Intellectual Property owned by Novo and (ii) each patent or registration which has been issued to Novo or any Affiliate of Novo with respect to any of the Intellectual Property used in Novo's business, (iii) each pending patent application or application for registration which Novo or any Affiliate of Novo has made with respect to any of the Intellectual Property used in Novo's business, and (iv) each material license, agreement, or other permission which Novo or any Affiliate of Novo has granted to any third party with respect to any of the Intellectual Property used in Novo's business (together with any exceptions). Novo has delivered to Aspec correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 5.14(b) of the Novo Disclosure Schedule also identifies (i) each trade name or unregistered trademark used by Novo or any Affiliate of Novo which is material to the business of Novo and (ii) each unregistered copyright or trade secret owned by Novo or any Affiliate of Novo with respect to Intellectual Property which is material to the business of Novo. With respect to each item of Intellectual Property required to be identified in
Section 5.14(b) of the Novo Disclosure Schedule, to the knowledge of Novo:

                                (i)    Novo possesses all right, title, and
interest in and to the item, free and clear of any Security Interest (except as disclosed in Section 5.8 of the Novo Disclosure Schedule), license or other restriction;

                                (ii)   the item is legal and valid and in full
force and effect and is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                (iii)  no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Novo, threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

                                (iv)   Novo has never agreed to indemnify any
Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, except pursuant to the contracts set forth in
Section 5.17 of the Novo Disclosure Schedule.


                        (c) Section 5.14(c) of the Novo Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Novo uses pursuant to license, sublicense, agreement, or permission. Novo has delivered to Aspec correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 5.14(c) of the Novo Disclosure Schedule, to the knowledge of Novo:

                                (i)    the license, sublicense, agreement or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                                (ii)   no party to the license, sublicense,
agreement, or permission is in breach or default, and, to the knowledge of Novo, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                                (iii)  no party to the license, sublicense,
agreement, or permission has repudiated any provision thereof; and

                                (iv)   Novo has not granted any sublicense or
similar right with respect to the license, sublicense, agreement, or permission.

                5.15 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Novo owns and leases are free from material defects (patent and latent) and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

                5.16 Inventory. In all material respects, all of the inventory of Novo and any supplies, manufactured and processed parts, work in process or finished goods, is usable, merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is slow-moving, obsolete, damaged, or defective, subject to adjustments for operations and transactions through the Closing Date in accordance with the past custom and practice of Novo.

                5.17 Contracts. Section 5.17 of the Novo Disclosure Schedule lists the following contracts, agreements, commitments and other arrangements to which Novo is a party or by which Novo or any of its assets is bound:

                        (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person or license of any software or Intellectual Property which involves the payment by or to Novo of more than $10,000 per year;

                        (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;


                        (c) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors which involves the payment by Novo of more than $10,000 per year;

                        (d) any agreement concerning a partnership or joint venture;

                        (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $10,000 or under which a Security Interest has been imposed on any of its assets, tangible or intangible;

                        (f) any agreement concerning noncompetition or restraint of trade or any agreement on currently active projects which involves confidentiality;

                        (g) any agreement with any Novo shareholder or any of such shareholder's Affiliates (other than Novo) or with any Affiliate of Novo;

                        (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

                        (i)     any collective bargaining agreement;

                        (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

                        (k) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                        (l) any agreement pursuant to which Novo is obligated to provide services, maintenance, support or training which involves payments to Novo of more than $50,000 per year;

                        (m) any standard form agreement used by Novo, including, but not limited to, any purchase order, statement of standard terms and conditions of sale, or employment offer letter; and

                        (n) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 or which is expected to continue for more than six (6) months from the date hereof.


        Novo has delivered to Aspec a correct and complete copy of each written agreement listed in Section 5.17 of the Novo Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.17 of the Novo Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects against Novo and, to the knowledge of Novo, the other parties thereto; (B) Novo is not and, to the knowledge of Novo, no other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) Novo has not and, to the knowledge of Novo, no other party has repudiated any provision of the agreement; and (D) Novo does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to any of Novo.

                5.18 Notes and Accounts Receivable. All notes and accounts receivable of Novo, all of which are reflected properly on the books and records of Novo in all material respects, are, to the knowledge of Novo, (i) valid receivables subject to no setoffs, defenses or counterclaims, and are current and collectible, and (ii) will be collected in accordance with their terms at their recorded amounts, subject only to adjustments for operations and transactions through the Closing Date in accordance with the past custom and practice of Novo.

                5.19 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Novo.

                5.20 Insurance. Novo has delivered to Aspec copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Novo is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received) with respect to Novo and, to the knowledge of Novo, the other parties thereto; (B) neither Novo nor, to the knowledge of Novo, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) neither Novo nor, to the knowledge of Novo, any other party to the policy has repudiated any provision thereof; and (D) there has been no failure by Novo to give any notice or present any claim under the policy in due and timely fashion. Section 5.20 of the Novo Disclosure Schedule describes any self-insurance arrangements presently maintained by Novo.

                5.21 Litigation. Section 5.21 of the Novo Disclosure Schedule sets forth each instance in which Novo (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Novo, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the knowledge of Novo, there are no facts or circumstances which would form the basis of any claim against Novo, except as disclosed in Section 5.21 of the Novo Disclosure Schedule.


                5.22 Product Warranty. All of the services performed and products licensed, manufactured, sold, leased, and delivered by Novo have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the knowledge of Novo, Novo has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $10,000. Section 5.17(o) of the Novo Disclosure
Schedule includes copies of the standard terms and conditions of license for Novo (containing applicable guaranty, warranty, and indemnity provisions).

                5.23 Product Liability. To the knowledge of Novo, Novo has no material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product licensed, manufactured, sold, leased, or delivered by Novo.

                5.24 Employees. No executive, key employee, or significant group of employees has advised any executive officer of Novo that he, she or they plan to terminate employment with Novo during the next six (6) months. Novo is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To the knowledge of Novo, Novo has not committed any unfair labor practice. To the knowledge of Novo, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Novo.

                5.25    Employee Benefits.

                        (a) Section 5.25(a) of the Novo Disclosure Schedule lists each Employee Benefit Plan that Novo maintains or to which Novo contributes or is obligated to contribute.

                                (i)    Each such Employee Benefit Plan (and
each related trust, or fund established by Novo) complies in form and in operation in all material respects with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

                                (ii)   All required reports and descriptions
(including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Code Sec. 4980B have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. No event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject Novo to any tax under Code Sections 4972, 4976 or 4979 or to a fine under ERISA Sections 502(i) or 502(l).

                                (iii)  All contributions, premiums or other
payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall been paid to each such Employee Benefit Plan or shall be accrued in accordance with the custom and practice of Novo.


                                (iv)   Each such Employee Benefit Plan which is
an Employee Pension Benefit Plan and which is intended to qualify under Code Sec. 401(a), has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code Section 401(a) and the exemption of any corresponding trust under Code Section 501, unless the Internal Revenue Service is deemed to have approved the form of such Plan under applicable IRS Revenue Procedures. A copy of such determination letters have been provided to Aspec and nothing has occurred since the date of each such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such letter. Each Employee Pension Benefit Plan has been restated to comply with the 1986 Tax Reform Act and subsequent applicable tax legislation to the extent required by governing tax law. A copy of any determination letters applicable to such restatement which have been received by Novo has been provided to Aspec.

                                (v)     Neither Novo nor any other Person or
entity under common
control with Novo within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Employee Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

                                (vi)    Novo has delivered to Aspec correct and
complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or other communication do not prohibit Aspec from amending or terminating any such Employee Benefit Plan.

                        (b) With respect to each Employee Benefit Plan that Novo, and/or any controlled group of corporations within the meaning of Code Sec. 1563 (a "CONTROLLED GROUP OF CORPORATIONS") which includes Novo, maintains or ever has maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

                                (i)     There have been no prohibited
transactions within the meaning of ERISA Sec 406 and Code Sec. 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Sec. 3(21) (a "FIDUCIARY"), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.


                        (c) Except as disclosed in Schedule 5.25(c) of the Novo Disclosure Schedule, Novo does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B or Part 6 of Subtitle B of Title I of ERISA).

                        (d) There is no liability in connection with any Employee Benefit Plan that is not fully disclosed or provided for on the Most Recent Balance Sheet for which disclosure would be required under generally accepted accounting principles.

                        (e) No Employee Benefit Plan or Novo has any liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

                5.26 Guaranties. Novo is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                5.27    Environment, Health, and Safety.

                        (a) For purposes of this Agreement, the following terms have the following meanings:

                        "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

                        "EXTREMELY HAZARDOUS SUBSTANCE" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

                        "HAZARDOUS MATERIAL" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any

Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

                        (b) To the knowledge of Novo, each of Novo and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                        (c) To the knowledge of Novo, Novo has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of Novo and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                        (d) To the knowledge of Novo, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of Novo and its predecessors and Affiliates.

                        (e) To the knowledge of Novo, no Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of Novo and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

                5.28 Certain Business Relationships With Novo. Neither Novo nor any director or officer of Novo, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Novo.

                5.29 No Adverse Developments. To the knowledge of Novo, there is no development (exclusive of general economic factors affecting business in general) or threatened development affecting Novo (or affecting customers, suppliers, employees, and other Persons which have relationships with Novo) that
(i) is having or is reasonably likely to have a Material Adverse Effect on Novo, or (ii) would prevent Aspec from conducting the business of the Surviving Corporation following the Closing in the manner in which it was conducted or planned to be conducted by Novo prior to the Closing.

                5.30    Full Disclosure. No representation or warranty in this
Section 5 or in any document delivered by Novo pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Aspec pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state any fact necessary to make any statement herein or therein not materially misleading. There is no fact, development or threatened development (excluding general economic factors affecting business in general) known to Novo which Novo has not disclosed to Aspec and which is having or may have a Material Adverse Effect on Novo. Novo has delivered to Aspec true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Novo Disclosure Schedule.

        6. Representations and Warranties of Aspec. Aspec represents and warrants to Novo that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the disclosure schedule delivered by Aspec to Novo on the date hereof (and initialed by Aspec and Novo), a copy of which is attached hereto as Exhibit D (referred to herein as the "ASPEC DISCLOSURE SCHEDULE"). The Aspec Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 6.

                6.31 Organization, Qualification, and Corporate Power. Aspec is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Aspec is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. Aspec has full corporate power and authority, and has all necessary and material licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.


                6.32 Authorization. Aspec has full power and authority to execute and deliver this Agreement and the Merger Agreement, and to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of Aspec is necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement. This Agreement and the Merger Agreement and the transactions contemplated thereby have been approved by the unanimous vote of Aspec's Board of Directors. This Agreement and the Merger Agreement constitute the valid and legally binding obligations of Aspec enforceable against Aspec in accordance with their respective terms and conditions. Aspec need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                6.33    Capitalization.

                        (a) As of May 31, 1999, the authorized capital stock of Aspec consisted of (i) 75,000,000 shares of Common Stock, of which 28,066,000 shares were issued and outstanding, (iii) 5,000,000 shares of undesignated preferred stock, none of which were issued and outstanding, and (iv) an aggregate of approximately 2,773,150 shares were subject to outstanding options or reserved for issuance pursuant to Aspec's employee and director stock plans. All of the outstanding shares of Aspec's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 6.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Aspec or obligating Aspec to issue or sell any shares of capital stock of, or other equity interests in, Aspec. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, all of which are held of record by Aspec.

                        (b) The shares of Aspec Common Stock to be issued pursuant to Section 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof will be validly issued, fully paid and nonassessable.

                6.34 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Aspec is subject or any provision of its Certificate of Incorporation or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Aspec is a party or by which it is bound or to which any of its assets is subject.

                6.35 Brokers' Fees. Aspec has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.


                6.36 SEC Filings. ASPEC has filed all forms, reports and documents required to be filed with the SEC since April 1, 1998, and has made available to Novo such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that ASPEC may file subsequent to the date hereof) are referred to herein as the "ASPEC SEC Reports". As of their respective dates, the ASPEC SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ASPEC SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of ASPEC's subsidiaries is required to file any forms, reports or other documents with the SEC.

                6.37 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in ASPEC SEC Reports ( the "ASPEC Financials"), including any ASPEC SEC Reports filed after the date hereof until the Closing, (i) was compiled as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of ASPEC and it's subsidiaries as at the respective dates thereof and the consolidated results of ASPEC's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of ASPEC contained in ASPEC SEC Form 10Q Report as of May 31, 1999 is hereinafter referred to as the "ASPEC Balance Sheet."

                6.38 Litigation. Section 6.8 of the Aspec Disclosure Schedule sets forth each instance in which Aspec (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Aspec, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                6.9 No Adverse Developments. To the knowledge of Aspec, there is no development (exclusive of general economic factors affecting business in general) or threatened development affecting Aspec (or affecting customers, suppliers, employees, and other Persons which have relationships with Aspec) that (i) is having or is reasonably likely to have a Material Adverse Effect on Aspec, or (ii) would prevent Aspec from conducting its business following the Closing in the manner in which it was conducted or planned to be conducted by Aspec prior to the Closing.

        7. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement in accordance with Section 11 hereof and the Effective Time of the Merger:

                7.1 General. Each of the Parties will use their reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).


                7.2 Notices and Consents. Except as otherwise agreed to by Aspec, Novo will give any notices to third parties and will use its best efforts to obtain any third party consents that are required in connection with the matters identified in Section 5.4 of the Novo Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Section 5.4 of the Novo Disclosure Schedule.

                7.3 Conduct of Business. Novo will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Novo will not (a) issue or sell, or contract to issue or sell, any shares of its capital stock or that of any of its subsidiaries or any securities convertible into to exchangeable for shares of capital stock of it or any of its subsidiaries, or securities, warrants, options or rights to purchase any of the foregoing (other than shares issued upon exercise of outstanding options or upon the conversion of outstanding convertible securities described on the Novo Disclosure Schedule), (b) purchase or redeem any shares of its capital stock, (c) declare or pay any dividends or agree to make any other distribution with respect to any shares of its capital stock, (d) amend its Articles of Incorporation or Bylaws, or (e) enter into or propose to enter into an agreement with any other person providing for the possible acquisition by it or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) of any material portion of the capital stock or assets of another entity. In addition, Novo will comply with all laws, statutes, ordinances, rules, regulations and orders applicable to it or to the conduct of its business, except for violations that could not subject Novo to a penalty or loss that could constitute a Material Adverse Effect on Novo.

                7.4 Preservation of Business. Novo will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. Aspec will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

                7.5 Access to Information. Novo will permit Aspec and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Novo, to the business and operations of Novo. Neither such access, inspection and furnishing of information to Aspec and its representatives, nor any investigation by Aspec and its representatives, shall in any way diminish or otherwise effect Aspec's right to rely on any representation or warranty made by Novo hereunder. Aspec will permit Novo and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Aspec, to the business and operations of Aspec. Neither such access, inspection and furnishing of information to Novo and its representatives, nor any investigation by Novo and its representatives, shall in any way diminish or otherwise effect Novo's right to rely on any representation or warranty made by Aspec hereunder.


                7.6 Notice of Developments. Each Party will give prompt written notice to the others of any adverse development causing a material breach of any of its own representations and warranties in Section 5 or Section 6 above. No disclosure by any Party pursuant to this Section 7.6, however, shall be deemed to amend or supplement the Novo Disclosure Schedule or the Aspec Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.


                7.7 Exclusivity. From and after the date hereof through the date which is thirty (30) days following the termination of this Agreement pursuant to Section 11 hereof, without the prior written consent of Aspec, neither Novo nor any of Novo's other officers, directors, shareholders, agents or Affiliates shall, directly or indirectly, (a) solicit, conduct discussions with or engage in negotiations with any person, other than Aspec, relating to the possible acquisition of Novo or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to Novo or any of its subsidiaries to any person, other than Aspec, relating to the possible acquisition of Novo or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than Aspec, providing for the acquisition of Novo or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Novo or any of it subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Aspec, (e) enter into any agreement with any person, other than Aspec, providing for any extension of credit (other than trade credit in the ordinary course of business) or other debt investment in Novo, or (f) enter into any additional agreement for the licensing or distribution of products, technology, or intellectual property of Novo, whether now existing or hereafter created. In addition to the foregoing, if Novo or any of its subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to any of the above, Novo shall immediately notify Aspec thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. From and after the date hereof until the first to occur of the Closing of the Merger or the termination of this Agreement pursuant to Section 11 hereof, no shareholders will transfer or offer to transfer any of their Novo Common Stock except to Aspec pursuant to the Merger.


        8. Post-Closing Covenants. With respect to the period following the Effective Time of the Merger:

                8.1 General. In case at any time after the Effective Time of the Merger any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

                8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time of the Merger involving Novo or (B) arising out of Aspec's operation of the business of the Surviving Corporation following the Effective Time of the Merger in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the party, its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

                8.3 Transition. None of the current officers of Novo will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Novo from maintaining the same business relationships with the Surviving Corporation after the Effective Time of the Merger as it maintained with Novo prior to the Effective Time of the Merger.

                8.4 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential.

                8.5 Novo Employees; Employee Stock Options. Upon the Effective Date of the Merger, all employees of Novo shall be offered employment with the Surviving Corporation. In addition, upon the Effective Date of the Merger, Novo employees and certain future employees shall be granted options to purchase an aggregate of 500,000 shares of Aspec Common Stock (in such amounts to be mutually determined by the Chief Executive Officer of Novo and Aspec). In each case, such options shall be granted at the fair market value of the Aspec Common Stock at the date of grant and shall vest monthly over a four-year period. The options shall also be subject to the other terms and conditions of Aspec's 1996 Stock Option Plan (the "STOCK PLAN"). All employees of Novo that are employees of the Surviving Corporation following the Closing shall execute Aspec's standard form of employee confidentiality and inventions assignment agreement.


        9.      Conditions to Obligations to Close.

                9.1 Conditions to Aspec's Obligation to Close. The obligations of Aspec to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                        (a) the representations and warranties of Novo set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                        (b) Novo shall have performed and complied with all of its respective covenants hereunder in all material respects through the Closing;


                        (c) Novo shall have signed the CVI License Agreement with Sun Microsystems with terms and in a form acceptable to Aspec and shall have obtained such of the third party consents listed on Section 5.4 of the Novo Disclosure Schedule as may be mutually agreed to by Aspec and Novo;

                        (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator (other than such an action initiated by Aspec or Merger Sub) wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of Aspec or Merger Sub to control Novo following the Effective Time of the Merger, and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A), (B) or (C) of this Section 9.1(d) to occur.

                        (e) the President and the Chief Financial Officer of Novo shall have delivered to Aspec a certificate to the effect that each of the conditions specified above in Section 9.1(a) to 9.1(d) (inclusive) is satisfied in all material respects;

                        (f) No Material Adverse Effect shall have occurred with respect to Novo;

                        (g) Aspec shall have received from counsel to Novo an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Aspec, and dated as of the Closing Date;

                        (h) this Agreement and the Merger shall have been approved by the vote of the holders of 100% of the outstanding shares of Common Stock of Novo.

                        (i) all outstanding options, convertible securities and other Stock Rights to purchase securities of Novo shall have been exercised or canceled; and

                        (j) John Walsh, Mike Hannig, Dave Allenbaugh and Vivek Prasad shall have executed an employment agreement and accepted employment with the Surviving Corporation.

                Aspec may waive any condition (in whole or in part) specified in this Section 9.1 if it executes a writing so stating at or prior to the Closing.

                9.2 Conditions to Novo's Obligation. The obligation of Novo to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction of the following conditions:


                        (a) the representations and warranties of Aspec set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

                        (b) Aspec shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                        (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator (other than such an action initiated by Novo ) wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                        (d) the Chief Executive Officer or other duly authorized officer of Aspec shall have delivered to Novo a certificate to the effect that each of the conditions specified above in Section 9.2(a) to 9.2(c) (inclusive) is satisfied in all material respects;

                        (e) Novo shall have received from counsel to Aspec an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Novo, and dated as of the Closing Date;

                        (f) No Material Adverse Change shall have occurred with respect to Aspec.

                Novo may waive any condition (in whole or in part) specified in this Section 9.2 if Novo executes a writing so stating at or prior to the Closing.

        10.     Survival of Representations, Indemnification.

                10.1 Limited Survival of Representations and Warranties. All covenants of Aspec, Merger Sub and Novo to be performed prior to the Effective Time of the Merger, and all representations and warranties of Aspec, Novo in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of one year from the Effective Time of the Merger (the "EXPIRATION DATE"), and, notwithstanding anything to the contrary in this Agreement, no claim for breach of any representation, warranty or covenant by any Party and no claim for indemnification by Aspec hereunder shall be brought at any time after the Expiration Date.



                10.2    Indemnification by Aspec.

                        (a) From and after the Effective Time of the Merger, Aspec shall indemnify and hold harmless each of the former Novo Shareholders in proportion to their individual holdings in Novo at the date of the Merger and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses arising out of, or in connection with, any breach of any representation or warranty or of any covenant, agreement, or undertaking made by Aspec in this Agreement.


                10.3    Indemnification by Novo Shareholders, Shares in Escrow.

                        (a) From and after the Effective Time of the Merger, each of the Novo Shareholders shall indemnify and hold harmless Aspec, Merger Sub and each of their respective

Affiliates, and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses arising out of, or in connection with, any breach of any representation or warranty or of any covenant, agreement, or undertaking made by Novo in this Agreement. The liability of the Novo Shareholders hereunder shall be several in proportion to number of shares of Aspec Common Stock received by each such Novo Shareholder and his Affiliates as a result of the Merger, and not joint.

                        (b) Ten percent (10%) of the Aspec Shares issued to the Novo Shareholders shall be placed in escrow for a period of twelve (12) months to satisfy any claim for indemnification pursuant to this Section 10. Notwithstanding any provision to the contrary in this Agreement, the maximum obligation and liability of each of the Novo Shareholders hereunder shall be limited to the forfeiture to Aspec of escrowed shares of Aspec Common Stock. Any shares of Aspec Common Stock returned to Aspec shall be valued at the then fair market value of the Aspec Common Stock.

                        (c) Any payment made pursuant to this Section 10.3 or Section 10.2 hereof shall be treated by the Parties as an adjustment to the purchase price provided for herein, and the Parties agree not to take any position inconsistent therewith for any purpose.


                10.4 Notice of Claims. No action or proceeding may be brought by a party seeking indemnification hereunder (the "INDEMNIFIED PARTY") with respect to any breach of the representations, warranties, covenants or agreements made hereunder unless written notice thereof, setting forth in reasonable detail (to the extent then known) the amount of the claim and the claimed misrepresentation or breach of warranty or breach of covenant or agreement, or the reasons for which such Indemnified Party believes there has been or may have been a breach of representation, warranty, covenant or agreement, shall have been delivered to the party alleged to have breached such representation, warranty, covenant or agreement (the "INDEMNIFYING PARTY") on or prior to the Expiration Date. If the Indemnifying Party contests the assertion of the claim, then the parties shall act in good faith to reach agreement regarding such claim.

                10.5 Third Party Claims. If a claim by a third party is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 10, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claims setting forth such claims in reasonable detail; provided, however, that failure of such Indemnified Party to give such notice shall not result in a waiver of its indemnity rights except to the extent that such failure prejudices the Indemnifying Party's ability to respond to or defend the claim. The Indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such

Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. The Indemnified Party shall not pay or settle any claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party will not pay or settle any claim unless it contains an unconditional release of the Indemnified Party. If the Indemnifying Party does not within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder undertake the defense thereof or if the Indemnified Party must obtain separate legal counsel due to an actual or potential conflict arising from such claim (as determined in good faith by the Indemnified Party's legal counsel), the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor (and for all associated reasonable costs and attorney's fees which, in the case of such costs and fees, shall be reimbursed by the Indemnifying Party as incurred) pursuant to this Agreement.

                10.6 Limitation of Claims. The Novo Shareholders shall not be liable for any claims by Aspec made hereunder unless and until the aggregate amount of all such exceeds $10,000, provided that in the event such claims exceed $10,000, Aspec shall be entitled to recover for the full amount of such claims (including the $10,000 limitation). Aspec and Merger Sub shall not be liable for any claims by the Novo Shareholders made hereunder unless and until the aggregate amount of all such claims against Aspec and Merger Sub exceeds $10,000, provided that in the event such claims exceed $10,000, the Novo Shareholders shall be entitled to recover for the full amount of such claims (including the $10,000 limitation).

        11.     Termination.

                11.1 Termination of the Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

                        (a) Aspec and Novo may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

                        (b) Aspec may terminate this Agreement by giving written notice to Novo at any time prior to the Closing (A) in the event Novo has materially breached any representation, warranty, or covenant contained in this Agreement and Aspec has notified Novo of the breach or (B) if the Closing shall not have occurred on or before September 30, 1999, by reason of the failure of any condition precedent under Section 9.1 hereof (unless the failure results primarily from Aspec itself materially breaching any representation, warranty, or covenants contained in this Agreement).

                        (c) Aspec may terminate this Agreement by giving written notice to Novo at any time prior to 5:00 p.m. (California time) on the date that the CVI License Agreement is signed with Sun Microsystems in the event that Aspec is not satisfied in its sole discretion with the results of its due diligence investigation regarding the business and financial and corporate records of Novo.

                        (d) Novo may terminate this Agreement by giving written notice to Aspec at any time prior to the Closing (A) in the event Aspec has materially breached any representation, warranty, or covenant contained in this Agreement and Novo has notified Aspec of the breach, or (B) if the Closing shall not have occurred on or before September 30, 1999, by reason of the failure of any condition precedent under Section 9.2 hereof (unless the failure results primarily from Novo materially breaching any representation, warranty, or covenants contained in this Agreement).

                11.2    Effect of Termination.

        (a) If any Party terminates this Agreement pursuant to Section 11 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the Confidentiality Agreement shall survive in accordance with its terms.

        (b) In the event that Aspec terminates this Agreement without cause prior to Closing but after the date that the CVI license agreement is signed with Sun Microsystem, Aspec agrees to pay NOVO the sum of $200,000 in return for a 5% equity interest in NOVO. In the event that Aspec fails to fund the Novo business operations in accordance with the agreed upon business plan during a period of 4 years after Closing, Novo has the option for a period of 60 days to tender back to Aspec all 1,600,000 shares of Aspec Common Stock in exchange for an 81% of the issued and outstanding shares of Novo Common Stock.

        12.     Miscellaneous.

                12.1 Publicity. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Aspec and Novo. Notwithstanding the foregoing, Aspec may disclose the Merger in its filings with the Securities and Exchange Commission to the extent required by applicable securities laws.


                12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the shareholders of Novo and their respective successors and permitted assigns.

                12.3 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof (including that certain letter agreement between Aspec and

Novo dated June 29, 1999). Notwithstanding the foregoing, Novo and Aspec agree that the terms of the Confidentiality Agreement shall remain in effect.

                12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

                12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                12.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                12.7 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one
(1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

            If to Aspec or Merger Sub:

                  Aspec Technology, Inc.
                  830 East Arques Avenue
                  Sunnyvale, California 94086
                  Attention: Douglas E. Klint, President and Chief Executive Officer

            Copy to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, California 94304-1050
                  Attention:  J. Robert Suffoletta, Esq.

            If to Novo :

                  Novo Systems Corporation
                  4061 Clipper Court
                  Fremont, California 94538
                  Attention:  John Walsh, President and Chief Executive
                              Officer

            Copy to:

                  Donal Casey Cummins
                  Cummins & Holmes
                  18 Crow Canyon Court, Suite 390
                  San Ramon, CA 94563


Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties written notice of such change in accordance with the above provisions.

                12.8    Governing Law; Dispute Resolution.

                        (a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                        (b) It is the express intention of the Parties to this Agreement to make a good faith effort to resolve, without resort to arbitration, any dispute arising under or related to this Agreement. In the event of a dispute relating to any provision of this Agreement which cannot be resolved promptly by negotiations between the Parties involved directly in the dispute, any Party to the dispute may give the other Party written notice of its intent to arbitrate, as provided in this Section 12.8. No arbitration may commence earlier than thirty (30) days after the delivery of the notice of intent to arbitrate, unless the failure to commence arbitration is reasonably likely to result in some demonstrable harm.


                        (c) The Parties hereto agree that the appropriate and exclusive forum for any disputes among any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby, shall be settled by arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitration panel will consist of three (3) people to be mutually selected by the Parties to the dispute. In the event that the Parties to the dispute cannot agree upon the arbitrators within ten (10) days after the commencement of the arbitration procedures, one (1) arbitrator shall be selected by Aspec, one (1) arbitrator shall be selected by the Novo Shareholders involved in the dispute and one (1) arbitrator shall be selected by the two (2) other arbitrators so designated. The parties further agree, to the extent permitted by law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. The Parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Courts of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to the enforcement of any such judgment.

                        (d) In the event of any arbitration proceeding hereunder, the arbitrator(s) shall have the discretion to award the prevailing party reimbursement of all costs and expenses incurred in connection with said action, including reasonable attorney's fees.

                        (e)     To the extent that Aspec or the Novo
Shareholders have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Aspec and the Novo Shareholders (as the case may be) hereby irrevocably waive such immunity in respect of its obligations with respect to this Agreement.

                12.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Aspec, Merger Sub and Novo. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

                12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                12.11 Expenses. Each of Aspec and Novo will bear its or their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Novo will be responsible for (i) any brokers', finders' or advisory fees payable on behalf of Novo in connection with the Agreement and the transactions contemplated hereby, and (ii) any legal or accounting fees undertaken on behalf of Novo in connection with the Agreement and the transactions contemplated hereby in excess of $50,000 which may be paid by Novo.

                12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                12.13 Incorporation of Exhibits and Schedules. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

      Aspec:                              ASPEC TECHNOLOGY, INC.

                                          By:
                                             -----------------------------------
                                                Douglas E. Klint
                                                President and Chief Executive
                                                Officer

      Merger Sub:                   ASPEC ACQUISITION THREE CORPORATION

                                          By:
                                             -----------------------------------
                                                Conrad J. Dell'Oca
                                                President

      Novo:                               NOVO SYSTEMS CORPORATION

                                          By:
                                             -----------------------------------
                                                John R. Walsh
                                                President and Chief Executive
                                                Officer

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              [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]













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